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                                                                    EXHIBIT 23.1

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Diversified Food Group, L.L.C.
Lincolnwood, Illinois

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 17, 1998, relating to the consolidated financial statements of Diversified Food Group, L.L.C., which is contained in that Prospectus, and of our report dated April 17, 1998, relating to the schedule, which is contained in Part II of the Registration Statement. These reports will be signed upon completion of the Reorganization described in
Note 11 to the consolidated financial statements.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                BDO SEIDMAN, LLP
Chicago, Illinois
June 12, 1998